ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is dated as of the Agreement Date and is by and between the Purchaser and the Seller.

This Agreement and the other agreements referred to in this Agreement set forth the entire understanding of the parties relating to the subject matter of this Agreement and the other agreements referred to in this Agreement and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter of this Agreement and the other agreements referred to in this Agreement. Purchaser and Seller are sometimes referred to individually as a “party” and collectively as the “parties”. Certain capitalized terms used but not defined in the context of the Section in which such terms first appear are defined in Section 1 and in Exhibit A attached to this Agreement.

Recital

Seller wishes to sell and transfer the Assets to Purchaser, and Purchaser wishes to purchase and acquire the Assets, including the assumption of the Assumed Liabilities, on the terms and conditions set forth in this Agreement.

Agreement

In consideration of the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

1.
Certain Definitions

1.1
“Agreement Date” means: December 26, 2023.

1.2
“Closing Cash Amount” means: $1,800,000.

1.3
“Escrow Agent” means Western Alliance Bank.

1.4
“Escrow Amount” means $200,000.

1.5
“Escrow Release Date” means December 26, 2024.

1.6
“Governing Documents” means: Seller’s certificate of incorporation, bylaws, and/or any other equivalent governing documents, together with all amendments, restatements, and supplements with respect thereto.

1.7
“Key Employees” means any executive-level employee of the Seller.

1.8
“Purchaser” means: Platonic Holdings, Inc.

1.9
“Seller” means: LM Funding America, Inc.

2.
PURCHASE AND SALE OF ASSETS; RELATED TRANSACTIONS.

2.1
Purchase of Assets. Seller hereby sells, assigns, transfers, conveys and delivers to Purchaser, at the Closing (as defined below), good and valid title to the Assets (as defined below), free of any Encumbrances (other than Permitted Encumbrances), on the terms and subject to the conditions set forth in this Agreement. For purposes of this Agreement, “Assets” will consist of the following assets:

(a)
all assets listed in Section 2.1 of that certain Asset Purchase Agreement, effective as of June 5, 2023, by and between Symbiont.io, LLC (“Symbiont”) and LM Funding America, Inc. (the “Symbiont APA”) other than the Undelivered Assets (as defined below) and listed on Schedule 2.1(a) to this Agreement (the “Symbiont Assets”);

(b)
all rights, title and interest in the assets listed on Schedule 2.1(b) (the “Undelivered Assets”);

(c)
the Intellectual Property and Intellectual Property Rights set forth in Exhibit A of the IP Assignment Agreement (the “Intellectual Property Assets”);

(d)
all rights and interests of Seller under and in the Contracts listed on Schedule 2.1(c) to this Agreement (the “Assumed Contracts”); and

(e)
all rights to recover past, present, and future damages for the breach, infringement, violation, or misappropriation, as the case may be, of any of the foregoing, and all claims and causes of action against third parties related to the foregoing.

2.2
Consideration.

(a)
As consideration for the sale and transfer of the Assets to Purchaser:

(i)
On the Closing Date, the Purchaser will deliver (1) the Closing Cash Amount to Seller, and (2) the Escrow Amount to the Escrow Agent; and

(ii)
Purchaser will assume only Assumed Liabilities and no other Liabilities of any kind as of the Closing Date.

(b)
Purchaser will not assume, and will not be required to assume, perform or discharge, any Liabilities of Seller of any kind arising out of or resulting from ownership or operation of the Assets or Symbiont’s business, other than the Assumed Liabilities.

2.3
Transfer Taxes. Any sales, use, transfer, documentary, recording, stamp, excise and similar taxes, charges, fees or expenses that may become payable in connection with the purchase of the Assets by Purchaser or in connection with any of the other Transactions, and any interest, penalties or additions to tax with respect to this Agreement (collectively, “Transfer Taxes”), will be borne in equal proportions by Seller and Purchaser. Seller and Purchaser will use their respective commercially reasonable efforts to deliver the Assets, as appropriate, through an electronic delivery or in such other manner reasonably calculated and legally permitted, and take all other commercially reasonable actions necessary, including the filing of any elections, refund claims or other documents, to minimize or avoid the incurrence of Transfer Taxes.

2.4
Allocation. The consideration referred to in Section 2.2 shall be allocated among the Assets in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”) and the purchase price will be allocated to Class VI assets (the “Allocation Schedule”). The Allocation Schedule will be appropriately adjusted in the event of an adjustment to the aggregate purchase price for the Assets pursuant to Section 5.5. Seller and Purchaser agree to file their respective IRS Forms 8594 and all other applicable federal, state and local Tax Returns in accordance with the Allocation Schedule, and none of the parties will take or cause to be taken any position or other action inconsistent with the final Allocation Schedule for any Tax reporting purpose, upon examination of any Tax Return, in any refund claim, or in any Legal Proceeding or otherwise. The parties hereto acknowledge and agree that, for U.S. federal and applicable state and local income Tax purposes, any obligations of the Company with respect to deferred revenues or prepaid amounts that are treated as assumed by Buyer or any of its Affiliates pursuant to this Agreement shall not be treated as giving rise to taxable income of Buyer or any of its Affiliates under the principles of James M. Pierce Corp., 326 F.2d 67 (8th Cir. 1964).
2.5
Closing. The closing of the sale of the Assets to Purchaser and the assumption of the Assumed Liabilities by Purchaser (the “Closing”) will take place remotely by the electronic exchange of signatures on the date of this Agreement (the “Closing Date”).

2.6
Closing Obligations. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a)
Seller will deliver to Purchaser:

(i)
the Assets, free and clear of all Encumbrances (other than Permitted Encumbrances), being delivered at such time and place as designated by Purchaser;

(ii)
an Assignment and Assumption Agreement in the form of Exhibit B to this Agreement (the “Assignment and Assumption Agreement”), duly executed by Seller;

(iii)
an Intellectual Property Assignment Agreement in the form of Exhibit C to this Agreement (the “IP Assignment Agreement”), duly executed by Seller; and

(iv)
a certificate of non-foreign status of Seller in form reasonably acceptable to Purchaser pursuant to Section 1.1445-2(b)(2) of the U.S. Treasury Regulations under the Code.

(b)
Purchaser will deliver to Seller:

(i)
the Closing Cash Payment to the Seller and the Escrow Amount to the Escrow Agent, each as set forth in Section 2.2(a);

Purchaser; and

(ii)

the Assignment and Assumption Agreement, duly executed by

(iii)
the IP Assignment Agreement, duly executed by Purchaser.

2.7
Post-Closing Covenants. Following the Closing, the parties will cooperate with each other to identify any assets that were not transferred as part of the Assets at the Closing but that, pursuant to the provisions of this Agreement, were required or intended to be transferred (the “Nontransferred Assets”). To the extent any Nontransferred Assets are identified or Undelivered Assets are made available and the Seller is legally and contractually permitted to transfer such assets, Seller will, at no cost to Purchaser, promptly take all actions to transfer such Nontransferred Assets to Purchaser. In the event Seller is required to obtain any Consent prior to the transfer of any Nontransferred Asset or Undelivered Asset that is made available, then Seller will, at its own expense, use its commercially reasonable efforts to promptly obtain such Consent, and upon obtaining such Consent, will promptly transfer such Nontransferred Asset or Undelivered Asset to Purchaser, provided, however, that the Seller shall not be required to pay any consideration to any third party to obtain such Consents for the Assumed Contracts. In the event Seller is unable to obtain such Consent, then Seller and Purchaser will discuss in good faith an appropriate resolution for the transfer of the economic benefit of such Nontransferred Asset or Undelivered Asset to Purchaser. To the extent requested by the Purchaser, Seller will use commercially reasonable efforts to assist Purchaser with enforcement of its rights to acquire the Undelivered Assets from Symbiont or any other third party.

3.
REPRESENTATIONS AND WARRANTIES OF SELLER.

Subject to the disclosures set forth in the Disclosure Schedule, each of which disclosures, in order to be effective, shall clearly indicate the Section and, if applicable, the subsection of this Section 3 to which it relates (unless and only to the extent that relevance to other representations and warranties is readily apparent from the actual text of such disclosures), and each of such disclosures shall also be deemed to be representations and warranties made from Seller to and for the benefit of Purchaser), Seller represents and warrants, to and for the benefit of Purchaser, as of the Closing Date, as follows:

3.1
Organization; Good Standing. Seller is a corporation duly formed and organized, validly existing and in good standing under the laws of the State of Delaware.

3.2
Governing Documents. Seller has made available to Purchaser accurate and complete copies of the Seller’s Governing Documents.

3.3
Authority; Binding Nature of Agreements. Seller has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under each of the Transaction Agreements to which Seller is a party; and the execution, delivery and performance by Seller of such Transaction Agreements have been duly authorized by all necessary action on the part of Seller. Each such Transaction Agreement to which Seller is a party constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.4
Non-Contravention; Consents. Other than as set forth on the Disclosure Schedule, neither the execution, delivery or performance of any of the Transaction Agreements, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time, or both), contravene, conflict with or result in a violation of or default under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation, the imposition or creation of any Encumbrance upon any of the Assets, or the loss of any benefit under, (a) any of the provisions of the Governing Documents, (b) any Legal Requirement or Order to which Seller or any of the Assets is subject, (c) any Governmental Authorization that is held by Seller or that otherwise relates to Seller’s business or the Assets or

(d) any provision of any Assumed Contract. Other than as set forth on the Disclosure Schedule, Seller is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (i) the execution, delivery or performance of any of the Transaction Agreements, or (ii) the consummation of the Transactions.

3.5
Title to Assets. Seller owns, and has good, valid, marketable and transferrable title to, the Assets, free and clear of any Encumbrances other than Permitted Encumbrances. The Assets constitute all of those Purchased Assets (as defined in the Symbiont APA) and Seller has not encumbered, sold or otherwise transferred, or leased or licensed, any Purchased Assets to any other Person. Other than as set forth on the Disclosure Schedule, the Assets (including the rights acquired by Purchaser under the Assumed Contracts) include all assets and rights of Seller that, to Seller’s Knowledge: (i) were used or held for use by Symbiont in the operation or conduct of its business, and (ii) are necessary for the operation or conduct of Symbiont’s business.

3.6
Intellectual Property.

(a)
Other than as set forth on the Disclosure Schedule, the Intellectual Property Assets include no Registered IP.

(b)
To Seller’s Knowledge:

(i)
Except as set forth on the Disclosure Schedule, no Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any of the Intellectual Property Assets, other than customer licenses granted in the ordinary course of business (accurate and complete copies of which have been made available to Purchaser);

(ii)
None of the Intellectual Property Assets are subject to any Contract containing any covenant, obligation or other provision that in any way limits or restricts the ability of Seller to use, exploit, assert, or enforce any of the Intellectual Property Assets anywhere in the world or Seller’s ability to conduct its business as currently conducted or currently proposed to be conducted; and
(iii)
No royalties, fees, commissions, or other amounts are payable by Seller to any other Person upon or for the manufacture, sale, or distribution of any of the Intellectual

Property Assets.

(c)
Seller exclusively owns all right, title, and interest to and in the Intellectual Property Assets free and clear of any Encumbrances other than Permitted Encumbrances. To the Seller’s Knowledge, all Intellectual Property Assets are valid, subsisting, and enforceable. To the Seller’s Knowledge, no third party claims, or has claimed, to own any of the Intellectual Property Assets. Seller takes, and has taken, all reasonable steps to maintain the secrecy of non-public information from which it derives independent economic value, actual or potential, from the information not being generally known.

(d)
To the Seller’s Knowledge, (i) no Person has infringed, misappropriated, or otherwise violated, and (ii) no Person is currently infringing, misappropriating, or otherwise violating, any of the Intellectual Property Assets. The Disclosure Schedule accurately identifies (and Seller has made available to Purchaser a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to Seller or any representative of Seller regarding any actual, alleged, or suspected infringement or misappropriation of any of the Intellectual Property Assets, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence. To the Seller’s Knowledge, the Symbiont business, as conducted does not infringe, violate, or make unlawful use of any Intellectual Property Right of, or misappropriate any Intellectual Property of any other Person. The Disclosure Schedule accurately identifies (and Seller has made available to Purchaser a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been received by or on behalf of Seller or any representative of Seller regarding any actual, alleged, or suspected infringement or misappropriation by Seller, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.

(e)
To the Seller’s Knowledge, none of the Seller Software (i) contains any bug, defect, or error (including any bug, defect, or error relating to or resulting from the display, manipulation, processing, storage, transmission, or use of date data) that materially and adversely affects the use, functionality, or performance of such Seller Software or any product or system containing or used in conjunction with such Seller Software or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Seller Software, and Seller has made available to Purchaser a complete and accurate list of all known bugs, defects, and errors in each version of Seller Software.

(f)
To the Seller’s Knowledge, no Seller Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.
(g)
To the Seller’s Knowledge, no source code for any Seller Software has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of Seller or an affiliate of Seller or an employee of a prior owner of any of the Seller Software. Seller has no duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Seller Software to any escrow agent or other Person. To the Seller’s Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of the source code for any Seller Software to any other Person.

(h)
To the Seller’s Knowledge, no Seller Software contains, is derived from, is distributed with, or is being or was developed using Open Source Code that is licensed under any terms that (i) impose or could impose a requirement or condition that any Seller Software or part thereof (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making modifications or derivative works, or (C) be redistributable at no charge, or (ii) otherwise impose or could impose any other material limitation, restriction, or condition on the right or ability of Seller to use or distribute any Seller Software.

(i)
No distinct electronic or other database containing (in whole or in part) Personal Data maintained by or for Seller at any time (any such database, a “Seller Database”) is included in the Assets. To Seller’s Knowledge, there has been no unauthorized or illegal use of or access to any of the data or information in any Seller Database. Neither the execution, delivery or performance of any of the Transaction Agreements, nor the consummation of the Transactions will result in any violation of any Legal Requirement pertaining to privacy or User Data.

3.7
Contracts.

(a)
Seller has made available to Purchaser accurate and complete copies of each Assumed Contract, including all amendments, modifications, supplements, waivers and exhibits with respect thereto. Except as set forth on the Disclosure Schedule, each Assumed Contract is valid and in full force and effect and is enforceable by Seller in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and

(ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)
Except as set forth on the Disclosure Schedule: (i) Seller has not violated or breached, or declared or committed any default under, any Assumed Contract, and, to the Knowledge of Seller, no other Person has violated or breached, or declared or committed any default under, any Assumed Contract; (ii) to the Knowledge of Seller, no event has occurred, and no circumstance or condition exists, that would reasonably be expected to (with or without notice or lapse of time, or both) (A) result in a violation or breach of any of the provisions of any Assumed Contract, (B) give any Person the right to declare a default or exercise any remedy under any Assumed Contract, (C) give any Person the right to accelerate the maturity or performance of any Assumed Contract or (D) give any Person the right to cancel, terminate or modify any Assumed Contract; (iii) Seller has not received any notice or other communication (in writing or otherwise) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Assumed Contract; and (iv) Seller has not waived any material right under any Assumed Contract.
(c)
To the Knowledge of Seller, the performance of the Assumed Contracts by Seller has not resulted in any violation of or failure to comply with any Legal Requirement.

3.8
Liabilities. Seller has not, at any time, (a) made a general assignment for the benefit of creditors, (b) filed, or had filed against it, any bankruptcy petition or similar filing,

(c) suffered the attachment or other judicial seizure of all or a substantial portion of its assets,

(d) admitted in writing its inability to pay its debts as they become due, or (e) taken or been the subject of any action that would reasonably be expected to have a material adverse effect on its ability to comply with or perform any of its covenants or obligations under any of the Transaction Agreements.

3.9
Restrictions on Business Activities. There is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which is binding upon Seller which has or may reasonably be expected to have the effect of impairing the Assets or prohibiting or impairing any business use of the Assets, to conduct any business activities, or to compete with any person. Without limiting the generality of the foregoing, Seller has not entered into, nor is the Seller subject to, any agreement, under which Seller is restricted from selling, licensing, manufacturing or otherwise distributing any of the Assets or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.

3.10
Absence of Changes. Except as set forth on Schedule 3.10 hereto, since June 5,

2023:

(a)
there has not been any material adverse change in, and no event has occurred that would reasonably be expected to have a material adverse effect on the Assets;

(b)
there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Assets (whether or not covered by insurance);

(c)
Seller has not sold or otherwise transferred, or leased or licensed, any Asset to any other Person;

(d)
no Assumed Contract has been amended or terminated;

(e)
Seller has not forgiven any debt or otherwise released or waived any right or claim with respect to any Asset;

(f)
with respect to any Asset, Seller has not entered into any transaction or taken any other action; and

(g)
Seller has not agreed, committed or offered (in writing or otherwise) to take any of the actions referred to in clauses “(c)” through “(f)” above.

3.11
Compliance with Legal Requirements. Seller is (and at all times has been) in compliance with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership or use of any of the Assets (each, an “Applicable Legal Requirement”). No event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) constitute or result directly or indirectly in a violation by Seller of, or a failure on Seller’s part to comply with any Applicable Legal Requirement. Seller has not received, at any time, any notice or other communication from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with any Applicable Legal Requirement. To the Knowledge of Seller, no Governmental Body has proposed or is considering any Legal Requirement that, if adopted or otherwise put into effect, (A) would have a material and adverse effect on the Transferred Assets or on the ability of Seller to comply with or perform any covenant or obligation under any of the Transaction Agreements, or (B) may have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with any of the Transactions.

3.12
Tax Matters. Seller has prepared or caused to be prepared and timely filed or caused to be timely filed, when due, all material Tax Returns relating to any and all Taxes concerning or attributable to the Assets, taking into account any extensions of time within which to file such Tax Returns. Such Tax Returns are true and correct and have been completed in accordance with applicable Legal Requirements. Seller has timely paid all material Taxes required to be paid with respect to the Assets. Seller has not received any notice of proposed adjustment, audit report, deficiency notice, notice of assessment or similar notification, and is not a party to any pending action or proceeding by any Governmental Body for assessment or collection, with respect to any Taxes relating to the Assets.

3.13
Legal Proceedings; Orders. There is no pending Legal Proceeding and, to Seller’s Knowledge, no Person has threatened to commence any Legal Proceeding: (a) related to the Assets; or (b) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. Other than the Order (I) Approving and Authorizing Sale of Substantially All of Debtor’s Assets Free and Clear of All Encumbrances and

(II) Granting Related Relief entered in the Chapter 11 Case of In re Symbiont.io, LLC under Case No. 22-11620 (PB) on June 2, 2023, there is no Order to which the Assets are subject.

3.14
No Other Representations. Except for the representations and warranties set forth in this Section 3, neither Seller nor any other Person acting on behalf of Seller makes or has made any representation or warranty to Purchaser regarding the Symbiont business, the Seller’s business, the Assets or the Assumed Liabilities, and Seller hereby disclaims any such other express or implied representations or warranties, whether written or oral.

4.
REPRESENTATIONS AND WARRANTIES OF PURCHASER.

Purchaser represents and warrants, to and for the benefit of Seller, as of the Closing Date, as follows:

4.1
Organization; Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

4.2
Authority; Binding Nature of Agreement. Purchaser has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under each of the Transaction Agreements to which Purchaser is a party, and the execution, delivery and performance by Purchaser of each such Transaction Agreement has been duly authorized by all necessary action on the part of Purchaser. Each such Transaction Agreement to which Purchaser is a party constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.3
Due Diligence; Independent Investigation. Purchaser has completed an independent due diligence investigation of Seller, Seller’s business, Symbiont’s business and the Assets. Purchaser acknowledges that the detailed representations and warranties set forth in Section 3 have been negotiated at arm’s length among sophisticated Persons and that all information material to its determination to proceed with the Transactions contemplated by this Agreement is contained in the representations and warranties of the Seller set forth in Section 3. Except for the representations and warranties set forth in Section 3, Purchaser acknowledges that neither Seller nor any of its Affiliates or any other Person acting on behalf of any of the foregoing makes or has made any other express representation or warranty or any implied representation or warranty to other matter.

5.
SURVIVAL; INDEMNIFICATION.

5.1
Survival. Except in the case of Fraud, (a) the representations and warranties of the parties contained herein (other than the Seller Intermediate Representations, Seller Fundamental Representations and the Purchaser Fundamental Representations) will survive until the twelve month anniversary of the Closing, (b) the Seller Intermediate Representations will survive until the thirty six month anniversary of the Closing and (c) the Seller Fundamental Representations, and the Purchaser Fundamental Representations will survive until 90 days following the applicable statute of limitations. The covenants and agreements of the parties contained herein and in the other Transaction Agreements will survive the Closing and will remain in full force and effect in accordance with their terms. For each claim for indemnification hereunder (a “Claim”) regarding a representation or warranty that is made before the expiration of such representation or warranty, such Claim and associated right to indemnification will not terminate until there is (i) written agreement between Purchaser and Seller (including a negotiated settlement agreement) or (ii) a final, non-appealable determination by a court of competent jurisdiction. The parties acknowledge and agree that the survival of the representations and warranties in this Agreement and any other purported representation or warranty (and the associated right to bring a claim for a breach of such representations and warranties) may be shorter than the statute of limitations that would otherwise have been applicable to such representations or warranties, and, by contract, the applicable statute of limitations with respect to such representation or warranty (and the associated right to bring a claim for a breach of such representations and warranties) are hereby reduced so they end at the expiration of the applicable survival period. The provisions of this Agreement (including, without limitation, the limited survivability of the representations and warranties) were specifically bargained-for between the parties hereto and were taken into account by the parties in consummating the Transactions contemplated herein. The parties each hereby acknowledge that this Agreement is the result of arms’ length negotiations among the parties to this Agreement and embodies the justifiable expectations of sophisticated parties derived from arms’ length negotiations; the parties hereto specifically acknowledge that neither the Seller nor the Purchaser has any special relationship with the other party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arms’ length transaction, and there are no grounds for the tolling of any applicable statute of limitations.

5.2
Indemnification by Seller. Seller will hold harmless and indemnify each of Purchaser and its Affiliates (collectively, the “Purchaser Indemnitees”) from and against, and will compensate and reimburse each of the Purchaser Indemnitees for, any Damages that are directly or indirectly suffered or incurred by any of the Purchaser Indemnitees or to which any of the Purchaser Indemnitees may otherwise suffer or incur at any time (regardless of whether or not such Damages relate to any third-party claim) and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with (a) any breach of a representation or warranty of Seller contained in this Agreement or any of the Transaction Agreements, (b) any breach of a covenant of Seller contained in this Agreement or any of the Transaction Agreements or (c) any Liabilities of Seller that are not Assumed Liabilities.

5.3
Liability Cap; Escrow Account.

(a)
Except in the case of Fraud, the aggregate amount of all Damages for which Seller shall be liable pursuant to Section 5.2 shall not exceed the Closing Cash Amount and Escrow Amount.

(b)
Except in the case of Fraud, in the event of a claim by any Purchaser Indemnitee under this Agreement, such Purchaser Indemnitee shall (i) first, seek payment for such claim from the Escrow Account and (ii) second, to the extent that the Escrow Account has been exhausted or released, seek payment directly from Seller.

(c)
Any release of funds from the Escrow Account pursuant to this Section 5 shall be subject to the terms of the Escrow Agreement and the provisions for dispute of indemnification claims contained therein. In particular, (i) on the date that is twelve (12) months following the Closing Date (the “Escrow Release Date”), the Escrow Agent shall release to Seller

(1) the remaining balance of funds held in the Escrow Account on such date, less (2) the minimum amounts required to satisfy all outstanding claims as of such date, if any, related to any remaining valid Claims timely made by a Purchaser Indemnitee under this Section 5 for which notice of such Claim(s) has been timely delivered in accordance with Section 5.4, and (ii) following the Escrow Release Date, the Seller and the Purchaser shall, promptly following the final resolution of any such Claims described above, execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release to Seller (x) the remaining balance of funds held in the Escrow Account on such date, less (y) the amounts required to satisfy any remaining, outstanding claims as of such date, if any, related to any remaining valid Claims timely made by a Purchaser Indemnitee under this Section 5 for which notice of such Claim(s) has been timely delivered in accordance with Section 5.4.

5.4
Notice of Loss; Third Party Claims.
(a)
An Indemnitee shall give the Indemnitor (and, prior to the twelve (12)- month anniversary of the Closing Date, the Escrow Agent) written notice of any matter which an

Indemnitee has determined has given or could reasonably be determined to give rise to a right of indemnification under this Agreement, within 60 days of such determination, stating such Indemnitee’s good faith, non-binding preliminary estimate of the amount of the Damages, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

(b)
If an Indemnitee shall receive notice of any Proceeding (each, a “Third Party Claim”) against it or which may give rise to a claim for Damages under this Section 5, promptly, but in no event later than 30 days of the receipt of such notice or, if later, the date the Indemnitee has determined such Third Party Claim has given or could give rise to a right of indemnification under this Agreement, the Indemnitee shall give the Indemnitor (and, prior to the twelve (12)-month anniversary of the Closing Date, the Escrow Agent) written notice of such Third Party Claim, including reasonable detail thereof; provided, however, that the failure to provide such written notice shall not release the Indemnitor from any of its obligations under this Section 5 except to the extent that the Indemnitor is materially prejudiced by such failure. If the Indemnitor acknowledges in writing its obligation to indemnify the Indemnitee hereunder against any Damages that may result from such Third Party Claim, then the Indemnitor shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnitee within ten (10) business days of the receipt of such notice from the Indemnitee; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would, in the written opinion of the outside counsel of the Indemnitee, make it inappropriate for the same counsel to represent both the Indemnitee and the Indemnitor, then the Indemnitee shall be entitled to retain its own counsel in each jurisdiction for which the Indemnitee determines counsel is required, at the expense of the Indemnitor. In the event that the Indemnitor exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnitor shall diligently conduct the defense, and the Indemnitee shall cooperate with the Indemnitor in such defense and make available to the Indemnitor, at the Indemnitor’s expense, such witnesses, pertinent records, materials and information in the Indemnitee’s possession or under the Indemnitee’s control that are reasonably relevant to such Third Party Claim as is reasonably required by the Indemnitor. Similarly, in the event the Indemnitee is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnitor shall cooperate with the Indemnitee in such defense and make available to the Indemnitee, at the Indemnitor’s expense, such witnesses, records, materials and information in the Indemnitor’s possession or under the Indemnitor’s control that are reasonably relevant to such Third Party Claim as is reasonably required by the Indemnitee. No such Third Party Claim may be settled by the Indemnitor without the prior written consent of the Indemnitee, which will not be unreasonably withheld, conditioned or delayed. So long as the Indemnitor is defending a Third Party Claim, the Indemnitee shall not pay, settle or compromise such Third Party Claim without the prior written consent of the Indemnitor. Notwithstanding any provision to the contrary in this Agreement, any settlement of a Third Party Claim by the Indemnitee without the consent of the Indemnitor shall not be used as evidence of the truth of the allegations in any Third Party Claim or the merits of such Third Party Claim and the existence of any Third Party Claim shall not create a presumption of any breach by a party to this Agreement of any of its representations, warranties or covenants set forth in this Agreement. Neither the existence nor the amount of any settlement or compromise entered into shall be finally determinative of the amount of any Damages that the Indemnitee is entitled to recover from the Indemnitor with respect to such Third Party Claim.

5.5
Purchase Price Adjustment. All indemnification payments made pursuant to this Section 5 will be treated as an adjustment to the purchase price for the Assets unless otherwise required by applicable Legal Requirements.

5.6
Exclusive Remedy. The remedies provides in this Section 5 shall be the sole and exclusive monetary remedies of the Purchaser for the recovery of Damages resulting from, relating to or arising out of this Agreement. Notwithstanding the foregoing or anything else in this Agreement to the contrary, nothing herein shall limit or otherwise affect Purchaser’s right or ability to make, pursue, enforce or prosecute a claim for (a) equitable relief pursuant to Section 6.10 or

(b) Fraud.

6.
MISCELLANEOUS PROVISIONS.

6.1
Confidentiality. Unless required by a Legal Requirement, no press release or other publicity concerning any of the Transactions will be issued or otherwise disseminated by or on behalf of Seller or any of their Affiliates (each a “Selling Party” and collectively the “Selling Parties”) without the prior written consent of Purchaser, and each Selling Party will continue to keep the existence and terms of this Agreement and the other related agreements contemplated by this Agreement strictly confidential, provided, however, that for the avoidance of doubt, Seller shall be permitted to disclose the terms of this Agreement and the Transaction to the extent that, in the reasonable judgment of Seller, such disclosure is required under United States federal and state securities laws and regulations.

6.2
Seller Release. Effective upon the Closing, the Seller, on behalf of itself, and its past, present and future subsidiaries, parents, divisions, Affiliates, agents, representatives, insurers, attorneys, successors and assigns, all solely in such capacity, (collectively, the “Seller Releasing Parties”), hereby release, remise, acquit and forever discharge (a) Purchaser and its past, present and future subsidiaries, parents, divisions, Affiliates, agents, representatives, insurers, attorneys, successors and assigns, and each of its and their respective directors, managers, officers, employees, shareholders, members, agents, representatives, attorneys, contractors, subcontractors, independent contractors, owners, insurance companies and partners (collectively, the “Buyer Released Parties”), from any and all claims, contracts, demands, causes of action, disputes, controversies, suits, cross-claims, torts, losses, attorneys’ fees and expenses, obligations, agreements, covenants, damages, liabilities, costs and expenses (collectively, “Disputes”) arising on or prior to the Closing Date, whether known or unknown, whether anticipated or unanticipated, whether claimed or suspected, whether fixed or contingent, whether yet accrued or not, whether damage has resulted or not, whether at law or in equity, whether arising out of agreement or imposed by statute, common law of any kind, nature, or description, including, without limitation as to any of the foregoing, any claim by way of indemnity or contribution, which any Seller Releasing Party has, may have had or may hereafter assert against any Buyer Released Party and

(b) any claim, right or interest of Seller (whether known or unknown, whether anticipated or unanticipated, whether claimed or suspected, whether fixed or contingent, whether yet accrued or not, whether at law or in equity, whether arising out of agreement or imposed by statute, common law of any kind, nature, or description) in the Assets; provided, that notwithstanding the foregoing, Seller Releasing Parties do not in any event release Purchaser from its obligations under this Agreement, including the Assumed Liabilities. The Seller agrees, on behalf of each Seller Releasing Party, that the release in this Section 6.2 applies not only to Disputes that are presently known, suspected, or disclosed to the Seller, but also to Disputes that are presently unknown, unsuspected, or undisclosed to the Seller. The Seller acknowledges that each Seller Releasing Party is assuming the risk that the facts may turn out to be different from what such Seller Releasing Party believes them to be and agrees that the release in this Section 6.2 shall be in all respects effective and not subject to termination or rescission because of such mistaken belief.

6.3
Further Assurances. Each party to this Agreement will execute and cause to be delivered to each other party to this Agreement such instruments and other documents, and will take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions and putting Purchaser in possession and control of all of the Assets. Without limiting the generality of the foregoing, from and after the Closing Date, Seller will promptly remit or transfer to Purchaser any funds or other items that are received by Seller after the Closing and that are included in, or that represent payment of receivables included in, the Assets.

6.4
Fees and Expenses. Each party to this Agreement will bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are in the future incurred by, on behalf of, or for the benefit of, such party in connection with the Transactions.

6.5
Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement will be in writing and will be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt to the address set forth beneath such party’s signature to this Agreement, or to such address as subsequently modified by written notice given in accordance with this Section 6.5.

6.6
Headings. The bold headings contained in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement and will not be referred to in connection with the construction or interpretation of this Agreement.

6.7
Counterparts. This Agreement may be executed in several counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.
6.8
Governing Law. This Agreement will be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

6.9
Successors and Assigns; Parties In Interest. This Agreement will be binding upon and will inure to the benefit of Seller, Purchaser, and their respective successors and assigns (if any). No party will be permitted to assign any of its rights or delegate any of his or its obligations under this Agreement without the other parties’ prior written consent; provided, that Purchaser may assign or transfer its rights or obligations under this Agreement in the event of a merger, consolidation, corporate reorganization, change of control transaction, acquisition or sale of all or substantially all of Purchaser’s assets or equity without the other parties’ prior written consent. None of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties to this Agreement and their respective successors and assigns (if any).

6.10
Remedies Cumulative; Specific Performance. The rights and remedies of the parties to this Agreement will be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any Breach or threatened Breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party will be entitled (in addition to any other remedy that may be available to it pursuant to this Agreement) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision and (b) an injunction restraining such Breach or threatened Breach.

6.11
Venue. Each of the parties hereto (a) irrevocably consents to submit itself to the personal jurisdiction in the federal and state courts having jurisdiction and venue in the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the Transactions, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it shall not bring any action relating to this Agreement or any of the Transactions in any court other than courts set forth above.

6.12
Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER,

(B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATION IN THIS SECTION 6.12.

6.13
Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, will operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy will preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person will be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver will not be applicable or have any effect except in the specific instance in which it is given.

6.14
Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered by Purchaser and Seller.

6.15
Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties to this Agreement agree that the court making such determination will have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties to this Agreement agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

6.16
Construction. For purposes of this Agreement, whenever the context requires: the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders. The parties to this Agreement agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement. As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections,” “Schedules,” “Annexes” and “Exhibits” are intended to refer to Sections of this Agreement and Schedules, Annexes and Exhibits to this Agreement.

[SIGNATURE PAGE FOLLOWS]

The undersigned has caused this Asset Purchase Agreement to be executed and delivered as of the date first written above.

SELLER:

LM FUNDING AMERICA, INC.

By:/s/ Richard Russell

Name: Richard Russell

Title: Chief Financial Officer

Address:

1200 W. Platt Street, Suite 100

Tampa, FL 33606

Email: RRussell@lmfunding.com

With a copy (which shall not constitute notice) to: Foley & Lardner LLP

100 N. Tampa Street Suite 2700

Tampa, FL 33602 Attn: Curt P. Creely

Email: ccreely@foley.com

The undersigned has caused this Asset Purchase Agreement to be executed and delivered as of the date first written above.

Purchaser:

Platonic Holdings, Inc.

By: /s/ Violet Abtahi Name: Violet Abtahi Title: Chief Executive Officer

Address:

251 Middlefield Road

Palo Alto, California 94301 Email: violet@enya.ai

With a copy (which shall not constitute notice) to:

Cooley, LLP

350 Lincoln Road 2nd Floor

Miami Beach, FL 33139 Attn: Derek O. Colla Email: dcolla@cooley.com

2

Schedule 2.1(a) SYMBIONT ASSETS

Capitalized terms used and not otherwise defined in this Schedule 2.1(a) shall have the meanings set forth in the Symbiont APA.

The following assets of Symbiont that were purchased by Seller from Symbiont pursuant to the Symbiont APA shall constitute the “Symbiont Assets”:

1.
reference is made to Exhibit A of the IP Assignment Agreement (as defined in the Asset Purchase Agreement, dated on the date hereof, by and between Platonic Holdings, Inc. and LM Funding America, Inc.);
2.
all Permits, to the extent legally transferrable;
3.
all Records that were provided to LM Funding of America, Inc. via access to Seller’s Google Drive;
4.
all sales, marketing and development and expansion plans, strategic plans, projections, studies, reports and other documents and data (including creative materials, advertising and promotional matters, websites, and current and past lists of customers, suppliers, vendors and sources) that were provided to LM Funding of America, Inc. via access to Seller’s Google Drive, and all training materials and marketing brochures that were provided to LM Funding of America, Inc. via access to Seller’s Google Drive;
5.
rights to indemnification, contribution, advancement of expenses or reimbursement, or similar rights of the Seller;
6.
all causes of action, choses in action, lawsuits, judgments, claims, refunds, rights of recovery, rights of set-off, counterclaims, defenses, demands, warranty claims, or similar rights of the Seller (at any time or in any manner arising or existing, whether choate or inchoate, known or unknown, now existing or hereafter acquired, contingent or noncontingent) (collectively, “Actions”) and rights of recovery with respect to any of the foregoing, including all Actions and rights of recovery of the Debtor against the Buyer or any of its respective Affiliates, but excluding in the case of Actions and rights of recovery against any other Person, any Actions under Section 544, 545, 547, 548, 549, 550 or 553 of the Code;
7.
all rights of the Seller under any Intellectual Property assignment, work-for-hire, assignment of inventions, non-disclosure or confidentiality, non-compete, or non- solicitation agreements with current or former employees, directors, consultants, independent contractors and agents of the Seller;
8.
the amount of, and all rights to any, insurance proceeds received by the Seller after the date hereof in respect of (x) the loss, destruction or condemnation of any of the other Purchased Assets, occurring prior to, on or after the Closing or (y) any of the Assumed Liabilities; and

9.
all guarantees, warranties, indemnities, and similar rights in favor of Seller with respect to any of the Purchased Assets.

Schedule 2.1(b) UNDELIVERED ASSETS

Capitalized terms used and not otherwise defined in this Schedule 2.1(b) shall have the meanings set forth in the Symbiont APA.

1.
Symbiont’s Slack account(s);

2.
Symbiont’s Iron Mountain accounts;

3.
Symbiont’s NCC or NCC Group account;

4.
Symbiont’s Azure account;

5.
all Permits, to the extent legally transferrable;

6.
all Records (to the extent such assets were not included in Symbiont’s Google Drive made available to the Seller);

7.
all equipment, furniture, appliances, industrial artwork, computers, computer terminals and printers, telephone systems, information technology systems, telecopiers and photocopiers, office supplies and office equipment, factory machinery and equipment, tools, all materials handling and plant vehicles, fixtures, leasehold improvements and all other tangible personal property of every kind and description;

8.
all inventories of raw materials, work-in-progress, finished goods, component parts and materials, supplies and accessories;

9.
without duplication of the above, all deposits (including supplier or vendor deposits and security deposits for rent, electricity, telephone, utilities or otherwise) and other prepaid charges and expenses;

10.
all sales, marketing and development and expansion plans, strategic plans, projections, studies, reports and other documents and data (including creative materials, advertising and promotional matters, websites, and current and past lists of customers, suppliers, vendors and sources), and all training materials and marketing brochures (to the extent such assets were not included in Symbiont’s Google Drive made available to the Seller); and

11.
all Accounts Receivable

Schedule 2.1(c) ASSUMED CONTRACTS

All contracts, leases, subleases, arrangements, commitments and other agreements sold to Seller in the Symbiont APA that have not expired or terminated following such assignment, including the below customer agreements, vendor agreements, purchase orders, sales orders, installation and maintenance agreements, hardware lease or rental agreements, and other arrangements and understandings that are listed on this Schedule 2.1(b).

1.
The Vanguard Group, Inc. – “Master Technology Agreement” – effective July 1, 2018 (executed February 2, 2019).
2.
State Street Bank and Trust Company – “Software License and Services Agreement” – effective November 10, 2022.
3.
Morse Labs, Inc. – “Summary Heads of Agreement” – effective February 2, 2022 (executed on February 2, 2022).

EXHIBIT A CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

Affiliate. “Affiliate” will mean, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

Agreement. “Agreement” will mean the Asset Purchase Agreement (and all Exhibits, Annexes, and Schedules thereto) to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended, modified and/or supplemented from time to time.

Assumed Liabilities. “Assumed Liabilities” will mean only the obligations of Seller under the Assumed Contracts (if the Assumed Contracts are validly assigned to the Purchaser and such Assumed Contracts are enforceable by the Purchaser), but only to the extent such obligations (a) arise after the Closing Date, (b) do not arise from or relate to any Breach by Seller of any provision of any of such Assumed Contracts prior to or as of the Closing Date, (c) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing Date that, with notice or lapse of time, would constitute or result in a Breach of any of such Assumed Contracts, and (d) do not arise from the failure to obtain any required Consent from any third party, if any, in connection with the assignment and transfer of such Assumed Contracts to Purchaser pursuant to this Agreement.

Breach. There will be deemed to be a “Breach” of a representation, warranty, covenant, obligation or other provision if there is or has been any inaccuracy in or breach (including any inadvertent or innocent breach) of, or any failure (including any inadvertent failure) to comply with or perform, such representation, warranty, covenant, obligation or other provision; and the term “Breach” will be deemed to refer to any such inaccuracy, breach or failure.

Consent. “Consent” will mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contract. “Contract” will mean any written (including electronic) agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, assignment, power of attorney, purchase order, work order, commitment, covenant, mortgage, indenture, lease, plan, insurance policy, permit, concession, franchise, license, assurance or undertaking of any nature.

Damages. “Damages” will mean any loss, damage, injury, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any out of pocket, reasonable legal fees, expert fees, accounting fees or advisory fees), charge, cost (including any out of pocket costs of investigation) or expense of any nature provided, however, that Damages shall exclude any and all special, consequential and punitive damages.

Disclosure Schedule. “Disclosure Schedule” will mean the schedule (dated as of the date of this Agreement) delivered to Purchaser on behalf of Seller.

Encumbrance. “Encumbrance” will mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, restriction on transfer, restriction on the receipt of any income derived from any asset, restriction on the use of any asset, and restriction on the possession, exercise or transfer of any other attribute of ownership of any asset.

Fraud. “Fraud” will mean common law fraud with respect to the making of any representation and warranty set forth in this Agreement.

Governmental Authorization. “Governmental Authorization” will mean any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any agreement with any Governmental Body.

Governmental Body. “Governmental Body” will mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

Indemnitee. “Indemnitee” will mean any Person entitled to indemnification hereunder.

Indemnitor. “Indemnitor” will mean any Person required to provide indemnification hereunder.

Intellectual Property. “Intellectual Property” means all intellectual property, including: (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (ii) trademarks, service marks, trade dress, logos, trade names, brand names, corporate names, domain names and other electronic communication identifications, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (iii) copyrightable works, copyrights and applications, registrations and renewals in connection therewith; (iv) trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (v) all computer software (including data and related documentation); (vi) all other intellectual proprietary rights; and (vii) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

Intellectual Property Rights. “Intellectual Property Rights” will mean and include all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patents; (e) other proprietary rights in Intellectual Property of every kind and nature; (f) domain names; and (g) all registrations, renewals, extensions, continuations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (f) above.

Knowledge. “Knowledge” will mean, with respect to any Person, the actual knowledge, after reasonable investigation, of the specified Person. In the case of the Knowledge of Seller, “Knowledge” means the actual knowledge, after reasonable investigation, of each of the Key Employees, and, in each case, any facts that each would reasonably be expected to have discovered or become aware in the ordinary course of performing their respective duties as officers, directors, managers and/or employees (as applicable) of Seller.

Legal Proceeding. “Legal Proceeding” will mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” will mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Liability. “Liability” will mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

Open Source Code. “Open Source Code” will mean any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software. Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, MIT license or Sun Community Source License.

Order. “Order” will mean any current or proposed: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel;

or (b) Contract with any Governmental Body entered into in connection with any Legal Proceeding.

Permitted Encumbrances. “Permitted Encumbrances” will mean (a) any lien for current Taxes not yet due and payable and (b) minor liens that have arisen in the ordinary course of business and that do not (in any individual case or in the aggregate) materially detract from the value of the assets subject to this Agreement or materially impair the operations of Seller.

Person. “Person” will mean any individual, corporation, limited liability company, partnership, joint venture, trust, association, organization, Governmental Body or other entity.

Personal Data. “Personal Data” will mean a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that allows the identification of a natural person.

Purchaser Fundamental Representations. “Purchaser Fundamental Representations” will mean the representations and warranties of the Purchaser set forth in Sections 4.1 and 4.2.

Registered IP. “Registered IP” will mean all Intellectual Property Rights that are registered, filed, or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

Representatives. “Representatives” will mean officers, directors, employees, agents, attorneys, accountants, advisors and other authorized representatives.

Seller Fundamental Representations. “Seller Fundamental Representations” will mean the representations and warranties of the Seller set forth in Sections 3.1, 3.2, 3.3, 3.5 and 3.12.

Seller Intermediate Representations. “Seller Intermediate Representations” will mean the representations and warranties set forth in Sections 3.6 and 3.12.

Seller Software. “Seller Software” will mean the software (including firmware and other software embedded in hardware devices) owned, developed, used, marketed, distributed, licensed, or sold by Symbiont at any time (other than non-customized third-party software licensed to Symbiont for internal use on a non-exclusive basis) that was sold, assigned, transferred, conveyed and delivered to Seller pursuant to the Symbiont APA (as well as any developments to such software made by Seller following such purchase).

Tax. “Tax” or “Taxes” will mean any U.S. federal, state or local or non-U.S. tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

Tax Return. “Tax Return” will mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Transaction Agreements. “Transaction Agreements” will mean: this Agreement, the IP Assignment Agreement and the Assignment and Assumption Agreement

Transactions. “Transactions” will mean (a) the execution and delivery of this Agreement and the other Transaction Agreements and (b) all of the transactions contemplated by this Agreement and the other Transaction Agreements, including (i) the sale and transfer of the Assets by Seller to Purchaser in accordance with this Agreement, (ii) the assumption of the Assumed Liabilities by Purchaser, and (iii) the performance by Seller, Purchaser of their respective obligations under this Agreement and the other Transaction Agreements, and the exercise by Seller, Purchaser of their respective rights under this Agreement.

User Data. “User Data” will mean any Personal Data or other data or information collected by or on behalf of Seller.

EXHIBIT B

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

[attached]

EXHIBIT C

FORM OF IP ASSIGNMENT AGREEMENT

[attached]